Exhibit 4.20

PROMISSORY NOTE

THIS PROMISSORY NOTE (the ‘Note’) dated this 6th day of July 2021.

Gryphon Digital Mining Inc.

of

5953 Mabel Rd., Unit 138
Las Vegas, Nevada 89110
(the ‘Borrower’)

hereby acknowledges the receipt of $2,700,000.00

- from -

Sphere 3D Corp.

of

895 Don Mills Road Bldg. 2, Suite 900

Toronto, Ontario Canada M3C 1W3

(the ‘Lender’)

Bitmain Technologies Limited (“Vendor”) and Gryphon Digital Mining, Inc., have heretofore entered into that certain Non-Fixed Price Sales and Purchase Agreement dated April 14, 2021 (as the same may hereafter be as amended, restated, supplemented or otherwise modified from time to time, collectively the “Contract”), which is attached hereto as Exhibit A, pursuant to which Vendor has agreed to sell on the terms and conditions therein set forth, and Borrower has agreed to acquire from Vendor, 7,200 units Bitmain Antminer S19jPro (the “Equipment”). The Equipment is to be delivered by the Vendor to the Lessee in accordance with the schedule that is set forth in Appendix A of the Contract.

1. PROMISE OF PAYMENT

FOR VALUE RECEIVED, The Borrower hereby promises to pay to the 895 Don Mills Road Bldg. 2, Suite 900 Toronto, Ontario Canada M3C 1W3, or at such other place, or to such other party, as the Lender may from time to time designate in writing, (i) the principal sum of $2,700,000 (ii) interest on any and all principal amounts outstanding hereunder from time to time, from the date hereof until such principal amounts are paid or prepaid, at the rates and at the times indicated below. (iii) the additional costs involved with receiving these funds (FX exchange, wire fees, etc) (iv) portion of revenues generated through through use of the Equipment (“Revenue Share”).

2. INTEREST RATE AND REVENUE SHARE

The annual interest rate on the matured, unpaid portion of the principal sum will be 9.5%. In addition, in the event of default by The Borrower, a Revenue Share equal to 12% of the revenue generated by the number of machines whose purchase price is equal to the principal sum of $2,700,000 shall be due monthly. Based on the market price of each unit in the aforementioned Bitmain Contract.

3. SCHEDULE OF PAYMENTS

(a) Principal, interest and all other amounts due hereunder are payable in lawful money of the United States of America and shall be paid and transferred in immediately available funds to the Lender at 895 Don Mills Road Bldg. 2, Suite 900 Toronto, Ontario Canada M3C 1W3 or such other place and/or bank account as the Lender shall designate in writing to the Borrower at the address set out in Section 10 (Miscellaneous) at least five (5) Business Days prior to the date of such payment. All payments hereunder shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff on the date when due.

3. SCHEDULE OF PAYMENTS CONTINUED

(b) All payments hereunder shall be made without withholding or deduction on an account of tax unless such withholding or deduction is required by law. If any such withholding or deduction is so required, the Borrower shall withhold or deduct the minimum amount required by Law and shall account for the same to the relevant authority.

(c) The principal amount of indebtedness evidenced under this Note together with accrued and unpaid interest and Revenue Share shall be payable commencing on September 30, 2021, and continuing until and including August 31, 2024 in accordance with the payment schedule set forth on Schedule 1 hereto.

(d) The Revenue Share balance shall be transferred monthly along with system generated reports. The Lender reserves the right to contest, in good faith, the transferred amount for a period of ten (10) business days. In the event that such contest reveals discrepancy in the amount due and amount paid, the rate of Revenue Share is increased to 15% for the following period.

4. DEFAULT AND ACCELERATION

Notwithstanding any contrary statements contained in this Note, if the Borrower defaults on payment of this Note or any other obligation set forth herein, and the default continues after the Lender notifies the Borrower of the default and the period within which it must be corrected, as may be required by law, then the Lender may declare the unpaid principal balance, and any accrued interest, immediately due and payable.

If any of the following shall occur and, except for subsection (a) below, remain uncured for a period of thirty (30) days from the date that the Lender provides written notice to the Borrower of such occurrence (each, a “Default”):

(a) the Borrower shall fail to pay any principal of or interest on this Note when the same shall be due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise);

(b) the Borrower fails to pay to the Vendor any amounts due under the Contract when due;

(c) the Borrower fails to receive delivery of the Equipment as provided in the Contract and in accordance with the schedule for delivery set forth in the Contract;

(d) the Borrower fails to comply with any term or provision of the Contract or there occurs a default or event of default under the Contract;

(e) the Lender for any reason ceases to have a first priority security interest and lien upon the Collateral (as defined in the Security Agreement), unless the cessation of such first priority security interest is due to the act or omission of Lender;

(f) any provision of this Note shall at any time for any reason be declared to be null and void by a court of competent jurisdiction, or the validity or enforceability of this Note shall be contested by the Borrower, or a proceeding shall be commenced by the Borrower seeking to establish the invalidity or unenforceability of this Note, or the Borrower shall deny that it has any liability or obligation under this Note;

(g) the Borrower and/or any Affiliate of the Borrower shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors, or any proceeding shall be instituted by or against the Borrower and/or any Affiliate of the Borrower seeking to adjudicate it as bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, protection, relief or composition of the Borrower and/or any Affiliate of the Borrower or the Borrower’s and/or any Affiliate of the Borrower debts under any Law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief from paying valid debts (or any comparable order) or the appointment of a receiver, trustee, custodian or other similar official for the Borrower and/or any Affiliate of the Borrower or for any substantial part of the property of the Borrower’s and/or any Affiliate of the Borrower, or the Borrower and/or any Affiliate of the Borrower shall take any action to authorize or effect any of the actions set forth above in this clause (g);

4. DEFAULT AND ACCELERATION CONTINUED

then, in any such event and during the continuance thereof, the Lender may, (i) upon the occurrence of a Default described in clauses (a) through (g) of this Section 4, declare the outstanding principal amount of this Note and all other amounts due hereunder to be immediately due and payable, whereupon the outstanding principal amount of this Note and all such other amounts shall become and shall be forthwith due and payable, without diligence, presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived; provided, however, that upon the occurrence of a Default described in clause (g), the outstanding principal amount of this Note and all other amounts due hereunder shall immediately become due and payable without any declaration, notice or other action by Lender; and (ii) exercise any and all of its other rights under applicable Law, or hereunder. Upon any Default, the Lender may, and is hereby authorized to, at any time and from time to time and to the fullest extent permitted by Law, set-off and apply any and all amounts held by it for the account of Borrower against any and all obligations of the Borrower now or hereafter existing under this Note, including all claims of any nature or description arising out of or connected hereto, irrespective of whether the Lender shall have made any demand hereunder. The Lender may exercise any and all rights and remedies available to it under Law or under or in connection with any contracts or agreements between the Borrower and the Lender.

5. PRE-PAYMENT

Notwithstanding situations in which the Borrower has defaulted on payment of this Note, the Borrower reserves the right to prepay this Note, in whole or in part, without further bonus or penalty.

6. SECURITY

Should the loan prove to be un-repayable or in the event of default, the Lender may, at its option (in its sole and absolute discretion), seize a number of units of the Equipment having an aggregate value equal to the unpaid portion of the principal balance plus the aggregate amount of unpaid interest payments to maturity, as outlined in Schedule 1. For the purpose of calculating the number of units the Lender may seize, the average market price of each unit in the aforementioned Bitmain Contract.

In the event of default outlined in Section 4, the Lender holds the exclusive right to assume the rights granted under the Contract, with the consent of the Vendor, and assume ownership of the Equipment delivered prior to such date.

7. GOVERNING LAW

This Note is being delivered in, and shall be governed, construed, enforced, and interpreted by, through, and un- der, the laws of the Province of Ontario excluding conflict of law principles that would cause the application of the laws of another jurisdiction.

8. COLLECTION COSTS

Should the Borrower default on payment of this Note or any other obligation set forth herein, all costs incurred by the Lender in attempting to enforce this Note, including, but not limited to, any and all legal costs, will be added to the outstanding principal and will be paid immediately by the Borrower.

9. BINDING EFFECT

The covenants and obligations set forth in this Note shall be binding on and inure to the benefit of the heirs, executors, successors, legal representatives, administrators, and assigns of the Borrower and the Lender. The Borrower waives presentment for payment, demand and protest and notice of protest, and of dishonour and non- payment of this Note.

10. Miscellaneous.

(a) All notices, demands and other communications to be given or made under or by reason of provisions under this Note (i) shall be in writing, and (ii) shall be deemed to have been given or made when delivered via electronic mail. All such notices, demands and other communications shall be sent to:

If to Borrower, to:	Gryphon Digital Mining Inc.

Attention: Rob Chang

Email: rob@gryphonmining.com

If to Lender, to:	Sphere 3D Corp

Attention: Peter Tassiopoulos

Email: Peter.Tassiopoulos@sphere3d.com

(b) Any provision hereof which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

(c) The Borrower hereby agrees to pay on demand all reasonable costs and expenses (including, without limitation, all reasonable fees, expenses and other client charges of counsel to the Lender) incurred by the Lender in connection with the enforcement of the Lender’s rights, and the collection of all amounts due, under this Note.

The obligations of the Borrower under this clause (d) shall survive the payment in full of this Note.

(d) No amendment or waiver of any provision of this Note, nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Lender (and, in the case of an amendment, the Borrower), and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

(e) All matters arising out of or relating to this Agreement and the transactions contemplated hereby (including its interpretation, construction, performance and enforcement) shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of Law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the State of Delaware

(f) The Borrower, hereby irrevocably agrees (i) to accept service of process in any legal action or proceedings arising out of or in connection with this Note at the Borrower’s address set forth in Section 8(a) and (ii) not to assert by way of motion, defense or otherwise any claim that such service is not effective; provided, however, that nothing in this Note shall affect the right to serve process in any manner permitted by Law. The Lender hereby irrevocably agrees (i) to accept service of process in any legal action or proceedings arising out of or in connection with this Note at the Lender’s address set forth in Section 10(a) and (ii) not to assert by way of motion, defense or otherwise any claim that such service is not effective; provided, however, that nothing in this Note shall affect the right to serve process in any manner permitted by Law.

(g) Time is of the essence of this Note. Where used herein, the singular shall refer to the plural, the plural to the singular, and the masculine and feminine shall refer to any gender. If the Borrower is composed of more than one person or entity, “Borrower” as used herein shall refer to any and all persons or entities constituting Borrower, as the circumstances may require.

(h) The indebtedness evidenced hereby, and all extensions, modifications and renewals thereof, is secured by the Financing Agreement, the Security Agreement and financing statements filed pursuant thereto and certain additional security documents, as applicable.

IN WITNESS WHEREOF, the undersigned has executed this Note as of the day and year first above written.

Borrower: Gryphon Digital Mining, Inc.		Lender: Sphere 3D Corp

By:	/s/ Dan Tolhurst	By:	/s/ Peter Tassiopoulos
	President		CEO

Title:		Title:
	Dan Tolhurst		Peter Tassiopoulos

Schedule 1 - Payment Schedule

Payment Date	Opening Principal	Total Payment	Principal Payment	Interest Payment	End of Month Principal
30/09/2021	$ 2,700,000	$ 86,489	$ 65,114	$ 21,375	$ 2,634,886
31/10/2021	$ 2,634,886	$ 86,489	$ 65,629	$ 20,860	$ 2,569,257
30/11/2021	$ 2,569,257	$ 86,489	$ 66,149	$ 20,340	$ 2,503,108
30/12/2021	$ 2,503,108	$ 86,489	$ 66,673	$ 19,816	$ 2,436,435
30/01/2022	$ 2,436,435	$ 86,489	$ 67,201	$ 19,288	$ 2,369,234
28/02/2022	$ 2,369,234	$ 86,489	$ 67,733	$ 18,756	$ 2,301,502
31/03/2022	$ 2,301,502	$ 86,489	$ 68,269	$ 18,220	$ 2,233,233
30/04/2022	$ 2,233,233	$ 86,489	$ 68,809	$ 17,680	$ 2,164,424
30/05/2022	$ 2,164,424	$ 86,489	$ 69,354	$ 17,135	$ 2,095,070
30/06/2022	$ 2,095,070	$ 86,489	$ 69,903	$ 16,586	$ 2,025,167
30/07/2022	$ 2,025,167	$ 86,489	$ 70,456	$ 16,033	$ 1,954,711
30/08/2022	$ 1,954,711	$ 86,489	$ 71,014	$ 15,475	$ 1,883,696
30/09/2022	$ 1,883,696	$ 86,489	$ 71,576	$ 14,913	$ 1,812,120
30/10/2022	$ 1,812,120	$ 86,489	$ 72,143	$ 14,346	$ 1,739,977
30/11/2022	$ 1,739,977	$ 86,489	$ 72,714	$ 13,775	$ 1,667,263
30/12/2022	$ 1,667,263	$ 86,489	$ 73,290	$ 13,199	$ 1,593,973
30/01/2023	$ 1,593,973	$ 86,489	$ 73,870	$ 12,619	$ 1,520,103
28/02/2023	$ 1,520,103	$ 86,489	$ 74,455	$ 12,034	$ 1,445,648
31/03/2023	$ 1,445,648	$ 86,489	$ 75,044	$ 11,445	$ 1,370,604
30/04/2023	$ 1,370,604	$ 86,489	$ 75,638	$ 10,851	$ 1,294,966
30/05/2023	$ 1,294,966	$ 86,489	$ 76,237	$ 10,252	$ 1,218,728
30/06/2023	$ 1,218,728	$ 86,489	$ 76,841	$ 9,648	$ 1,141,888
30/07/2023	$ 1,141,888	$ 86,489	$ 77,449	$ 9,040	$ 1,064,439
30/08/2023	$ 1,064,439	$ 86,489	$ 78,062	$ 8,427	$ 986,377
30/09/2023	$ 986,377	$ 86,489	$ 78,680	$ 7,809	$ 907,696
30/10/2023	$ 907,696	$ 86,489	$ 79,303	$ 7,186	$ 828,393
30/11/2023	$ 828,393	$ 86,489	$ 79,931	$ 6,558	$ 748,463
30/12/2023	$ 748,463	$ 86,489	$ 80,564	$ 5,925	$ 667,899
30/01/2024	$ 667,899	$ 86,489	$ 81,201	$ 5,288	$ 586,698
29/02/2024	$ 586,698	$ 86,489	$ 81,844	$ 4,645	$ 504,853
31/03/2024	$ 504,853	$ 86,489	$ 82,492	$ 3,997	$ 422,361
30/04/2024	$ 422,361	$ 86,489	$ 83,145	$ 3,344	$ 339,216
30/05/2024	$ 339,216	$ 86,489	$ 83,804	$ 2,685	$ 255,412
30/06/2024	$ 255,412	$ 86,489	$ 84,467	$ 2,022	$ 170,945
30/07/2024	$ 170,945	$ 86,489	$ 85,136	$ 1,353	$ 85,810
30/08/2024	$ 85,810	$ 86,489	$ 85,810	$ 679	$ 0